UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): February 4, 2020

HOLLY ENERGY PARTNERS, L.P.

(Exact name of registrant as specified in its charter)

Delaware	001-32225	20-0833098
(State or Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

2828 N. Harwood, Suite 1300

Dallas, Texas 75201

(Address of Principal Executive Offices)

(214) 871-3555

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Securities registered pursuant to 12(b) of the Securities Exchange Act of 1934:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Limited Partner Units	HEP	New York Stock Exchange

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐  Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

On February 4, 2020, Holly Energy Partners, L.P. (the “Partnership”) and Holly Energy Finance Corp. (“Finance Corp.” and, together with the Partnership, the “Issuers”) issued $500 million aggregate principal amount of 5.000% senior notes due 2028 (the “Notes”) in a private placement conducted pursuant to Rule 144A and Regulation S under the Securities Act of 1933, as amended (the “Securities Act”). The Notes were issued at par for net proceeds of approximately $491.5 million, after deducting the initial purchasers’ discount and estimated offering expenses. The Partnership intends to use the net proceeds from the offering of the Notes, together with borrowings under its revolving credit facility and cash on hand, to redeem all of its outstanding 6% senior notes due 2024 and pay related expenses.

The Notes are governed by an Indenture, dated as of February 4, 2020 (the “Indenture”), entered into by the Issuers and certain subsidiary guarantors named therein (the “Guarantors”) with U.S. Bank National Association, as trustee (the “Trustee”). The Notes will mature on February 1, 2028. Interest on the Notes is payable semi-annually in arrears on February 1 and August 1 of each year, beginning on August 1, 2020. The Notes are guaranteed on a senior unsecured basis by certain of the Partnership’s subsidiaries.

On and after February 1, 2023, the Issuers may on any one or more occasions redeem all or part of the Notes at the redemption prices (expressed as percentages of principal amount) set forth below, plus any accrued and unpaid interest to the applicable redemption date on such Notes, if redeemed during the periods indicated below:

Period	Percentage
February 1, 2023	103.750%
February 1, 2024	102.500%
February 1, 2025	101.250%
February 1, 2026 and thereafter	100.000%

At any time prior to February 1, 2023, the Issuers may on any one or more occasions redeem up to 35% of the aggregate principal amount of the Notes issued under the Indenture in an amount not greater than the net proceeds of a public equity offering at a redemption price of 105.000% of the principal amount of the Notes, plus any accrued and unpaid interest to the date of redemption, provided that: (1) at least 65% of the aggregate principal amount of the Notes issued under the Indenture (excluding notes held by the Partnership and its subsidiaries) remains outstanding immediately after the occurrence of each such redemption; and (2) the redemption occurs within 180 days of the date of closing of such public equity offering.

Prior to February 1, 2023, the Issuers may on any one or more occasions redeem all or part of the Notes at a redemption price equal to the sum of: (1) the principal amount thereof, plus (2) the “make-whole” premium, as defined in the Indenture, at the redemption date, plus any accrued and unpaid interest to the redemption date.

The Indenture contains covenants that, among other things, restrict the Partnership’s ability and the ability of certain of its subsidiaries to: (i) incur additional indebtedness; (ii) incur certain liens; (iii) pay distributions or dividends on equity securities, or purchase, redeem or otherwise acquire equity securities or redeem subordinated indebtedness; (iv) make investments; (v) restrict dividends, loans or other asset transfers from its restricted subsidiaries; (vi) consolidate with or merge with or into, or sell substantially all of its assets to, another person; (vii) sell or otherwise dispose of assets, including equity interests in subsidiaries; and (viii) enter into transactions with affiliates. These covenants are subject to important exceptions and qualifications. However, at any time when the Notes are rated investment grade by either of Moody’s Investors Service, Inc. or S&P Global Ratings and no Default or Event of Default, each as defined in the Indenture, has occurred and is continuing, many of these covenants will be suspended.

Upon the occurrence of certain change of control events, as defined in the Indenture, each holder of the Notes will have the right to require that the Partnership repurchase all or a portion of such holder’s Notes in cash at a purchase price equal to 101% of the aggregate principal amount thereof, plus any accrued and unpaid interest to the date of repurchase.

The foregoing description of the Indenture is qualified in its entirety by reference to the full text of the Indenture, a copy of which is filed as Exhibit 4.1 to this report and is incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation.

The information set forth in Item 1.01 of this report is incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit	Description

4.1	Indenture, dated February 4, 2020, by and among the Issuers, the Guarantors and the Trustee, relating to the offering of the Notes.

4.2	Form of 5.000% Senior Notes due 2028 (Included in Exhibit 4.1).

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HOLLY ENERGY PARTNERS, L.P.

By:	HEP Logistics Holdings, L.P.,
its General Partner

By:	Holly Logistic Services, L.L.C.,
its General Partner

By:	/s/ John Harrison
John Harrison
Senior Vice President, Chief Financial Officer and Treasurer

Date: February 4, 2020